Exhibit 3(ii)

AMENDED AND RESTATED BY-LAW NO. 1

A by-law relating generally to

the transaction of the business and affairs of

FLEXIBLE SOLUTIONS INTERNATIONAL INC.

(hereinafter referred to as the “Corporation”)

DIRECTORS AND OFFICERS

1.	Calling of and Notice of Meetings – Meetings of the board shall be held at such place and time and on such day as the chairman of the board, president, chief executive officer or a vice-president, if any, or any two directors may determine. Notice of meetings of the board shall be given to each director not less than 48 hours before the time when the meeting is to be held. Each newly elected board may without notice hold its first meeting for the purposes of organization and the appointment of officers immediately following the meeting of shareholders at which such board was elected.

2.	Quorum – Subject to the residency requirements contained in the Business Corporations Act, the quorum for the transaction of business at any meeting of the board shall consist of a majority of the number of directors then elected or appointed or such greater or lesser number of directors as the board may from time to time determine.

3.	Place of Meeting – Meetings of the board may be held in or outside Canada.

4.	Votes to Govern – At all meetings of the board, every question shall be decided by a majority of the votes cast on the question; and in case of an equality of votes, the chairman of the meeting shall not be entitled to a second or casting vote.

5.	Interest of Directors and Officers Generally in Contracts – No director or officer shall be disqualified by his office from contracting with the Corporation nor shall any contract or arrangement entered into by or on behalf of the Corporation with any director or officer or in which any director or officer is in any way interested be liable to be voided nor shall any director or officer so contracting or being so interested be liable to account to the Corporation for any profit realized by any such contract or arrangement by reason of such director or officer holding that office or of the fiduciary relationship thereby established; provided that the director or officer shall have complied with the provisions of the Business Corporations Act.

6.	Appointment of Officers – Subject to the articles and any unanimous shareholder agreement, the board may from time to time appoint such officers as the board may determine, including one or more assistants to any of the officers so appointed. The board may specify the duties of and, in accordance with this by-law and subject to the provisions of the Business Corporations Act, delegate to such officers powers to manage the business and affairs of the Corporation. Subject to the provisions of this by-law, an officer may but need not be a director and one person may hold more than one office.

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7.	Chairman of the Board – The board may from time to time appoint a chairman of the board who shall be a director. If appointed, the board may assign to him any of the powers and duties that are by any provisions of this by-law assigned to the managing director or to the chief executive officer; and he shall, subject to the provisions of the Business Corporations Act, have such other powers and duties as the board may specify. During the absence or disability of the chairman of the board, his duties shall be performed and his powers exercised by the managing director, if any, or by the chief executive officer.

8.	Managing Director – The board may from time to time appoint a managing director who shall be a director. If appointed, he shall have such powers and duties as the board may specify. During the absence or disability of the chief executive officer, or if no chief executive officer has been appointed, the managing director shall also have the powers and duties of that office.

9.	Chief Executive Officer – If appointed, the chief executive officer, subject to the authority of the board, shall be responsible for implementing the strategic plans and policies of the Corporation as established by the board; and the chief executive officer shall have such other powers and duties as the board may specify.

10.	Chief Financial Officer – If appointed, the chief financial officer shall keep proper accounting records in compliance with the Business Corporations Act and shall be responsible for the deposit of money, the safekeeping of securities and the disbursement of the funds of the Corporation; the chief financial officer shall render to the board whenever required an account of all transactions as chief financial officer and of the financial position of the Corporation; and shall have such other powers and duties as the board or the chief executive officer may specify.

11.	Vice-President – If appointed, a vice-president shall have such powers and duties as the board or the chief executive officer may specify.

12.	Secretary – If appointed, the secretary shall attend and be the secretary of all meetings of the board, shareholders and committees of the board and shall enter or cause to be entered in records kept for that purpose minutes of all proceedings thereat; the secretary shall give or cause to be given, as and when instructed, all notices to shareholders, directors, officers, auditors and members of committees of the board; the secretary shall be the custodian of the stamp or mechanical device generally used for affixing the corporate seal of the Corporation and of all books, papers, records, documents and instruments belonging to the Corporation, except when some other officer or agent has been appointed for that purpose; and the secretary shall have such other powers and duties as the board or the chief executive officer may specify.

13.	Treasurer – If appointed, the treasurer shall have such powers and duties as the board or the chief executive officer may specify. During the absence or disability of the chief financial officer, or if no chief financial officer has been appointed, the treasurer shall have the powers and duties of that office.

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14.	Agents and Attorneys – The board shall have the power from time to time to appoint agents and attorneys for the Corporation in or outside Canada with such powers as the board sees fit.

SHAREHOLDERS’ MEETINGS

15.	Place and Time of Meetings – Subject to the Business Corporations Act and the articles, meetings of shareholders shall be held at the time and place determined by the board.

16.	Calling of Meetings – The board must call an annual meeting of shareholders no later than fifteen months after holding the last preceding annual meeting and may at any time call a special meeting of shareholders to be held at a place and at the time the board determines.

17.	Notice of Meetings – Notice of the time and place of a meeting of shareholders shall be sent not less than 21 days and not more than 50 days before the meeting to each shareholder entitled to vote at the meeting, to each director, and to the auditor of the corporation.

18.	Notice to Joint Shareholders – If two or more persons are registered as joint holders of any share, notice to one of those persons is sufficient to notice to all of them. A notice must be addressed to all those joint holders and the address to be used by the Corporation must be the address appearing in the securities register of the Corporation in respect of that joint holding or the first address appearing if there is more than one address.

19.	Failure to Give Notice – The accidental failure to give notice of a meeting of shareholders to any person entitled to a notice or any error in a notice not affecting its substance does not invalidate any action taken at the meeting to which the notice relates.

20.	Waiver of Notice – A shareholder or any other person entitled to attend a meeting of shareholders may waive, in any manner, notice of a meeting of shareholders. Attendance of a shareholder or other person at a meeting of shareholders is a waiver of notice of the meeting, except when the shareholder or other person attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

21.	Notice of Adjourned Meetings – With the consent of the shareholders present at a meeting of shareholders, the chairperson may adjourn that meeting to another fixed time and place. If a meeting of shareholders is adjourned by one or more adjournments for an aggregate of less than 30 days, it is not necessary to give notice of the adjourned meeting, other than by verbal announcement at the time of the adjournment. If a meeting of shareholders is adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned meeting must be given as for the original meeting.

22.	Quorum – The quorum for the transaction of business at any meeting of the shareholders shall consist of at least one person holding or representing by proxy not less than 33 1/3% of the outstanding shares of the Corporation entitled to vote at the meeting. If a quorum is not present within one hour from the opening of a meeting of shareholders, the shareholders present or represented by proxy may adjourn the meeting to a fixed time (which time shall be not less than one day or more than 30 days from the time of the adjourned meeting) and the same place as the adjourned meeting but may not transact any other business. The quorum at an adjourned meeting of the shareholders, which has been adjourned in accordance with this paragraph, shall be the number of shareholders present personally or by proxy at such adjourned meeting.

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23.	Loss of Quorum – If a quorum is present at the opening of a meeting of shareholders, the shareholders present may proceed with the business of the meeting, even if a quorum is not present throughout the meeting.

24.	Chairperson – The chairperson of any meeting of shareholders will be the first mentioned of the following officers (if appointed) present at the meeting: Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Senior Vice-President or any other Vice-President. If none of the Chairman of the Board, Chief Executive Officer, Chief Financial Officer or Senior Vice-President is present at the meeting, and if more than one Vice-President is present, the first Vice-President to arrive will be chairperson of the meeting. If none of the foregoing officers is present, the shareholders present and entitled to vote at the meeting may choose a chairperson from among those individuals present.

25.	Procedure at Meetings – The chairperson of any meeting of shareholders will conduct the proceedings at the meeting in all respects. The chairperson’s decision on any matter or thing relating to procedure, including, without limiting the generality of the foregoing, any question regarding the validity of any instrument of proxy, is conclusive and binding upon the shareholders.

26.	Votes to Govern – At any meeting of shareholders, every question shall, unless otherwise required by the Business Corporations Act, be determined by the majority of votes cast on the question. In case of an equality of votes either upon a show of hands or upon a poll, the chairman of the meeting shall not be entitled a second or casting vote.

27.	Show of Hands – Subject to the provisions of the Business Corporations Act, any question at a meeting of shareholders shall be decided by a show of hands unless a ballot thereon is required or demanded as hereinafter provided. Upon a show of hands every person who is present and entitled to vote shall have one vote. Whenever a vote by show of hands shall have been taken upon a question, unless a ballot thereon is so required or demanded, a declaration by the chairman of the meeting that the vote upon the question has been carried or carried by a particular majority or not carried and an entry to that effect in the minutes of the meeting shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against any resolution or other proceeding in respect of the said question, and the result of the vote so taken shall be the decision of the shareholders upon the said question.

28.	Ballots – On any question proposed for consideration at a meeting of shareholders, and whether or not a show of hands has been taken thereon, any shareholder or proxyholder entitled to vote at the meeting may require or demand a ballot. A ballot so required or demanded shall be taken in such manner as the chairman shall direct. A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot. If a ballot is taken each person present shall be entitled, in respect of the shares which he is entitled to vote at the meeting upon the question, to that number of votes provided by the Business Corporations Act or the articles, and the result of the ballot so taken shall be the decision of the shareholders upon the said question.

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29.	Nomination of Directors –

(a)	Subject to the provisions of the Business Corporations Act and the articles of the Corporation, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the board may be made at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors:

(i)	by or at the direction of the board or an authorized officer of the Corporation, including pursuant to a notice of meeting;

(ii)	by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Business Corporations Act or a requisition of the shareholders made in accordance with the provisions of the Business Corporations Act; or

(iii)	by any person (a “Nominating Shareholder”): (i) who, at the close of business on the date of the giving by the Nominating Shareholder of the notice provided for below in this paragraph 29 and at the close of business on the record date for notice of such meeting, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and (ii) who complies with the notice procedures set forth below in this paragraph 29.

(b)	In addition to any other applicable requirements, for a nomination to be made only by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the secretary of the Corporation at the principal executive offices of the Corporation in accordance with this paragraph 29.

(c)	To be timely, a Nominating Shareholder’s notice to the secretary of the Corporation must be made:

(i)	in the case of an annual meeting of shareholders, not less than 30 nor more than 65 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is called for a date that is less than 50 days after the date (the “Notice Date”) on which the first public announcement of the date of the annual meeting was made, notice by the Nominating Shareholder may be made not later than the close of business on the tenth day following the Notice Date; and

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(ii)	in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting of shareholders was made.

Notwithstanding the foregoing, the board may, in its sole discretion, waive any requirement in this paragraph. In no event shall any adjournment or postponement of a meeting of shareholders or the announcement thereof commence a new time period for the giving of a Nominating Shareholder’s notice as described above.

(d)	To be in proper written form, a Nominating Shareholder’s notice to the secretary of the Corporation must set forth:

(i)	as to each person whom the Nominating Shareholder proposes to nominate for election as a director: (i) the name, age, business address and residence address of the person; (ii) the principal occupation or employment of the person; (iii) the citizenship of such person; (iv) the class or series and number of shares in the capital of the Corporation which are controlled or which are owned beneficially or of record by the person as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; and (v) any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Business Corporations Act and Applicable Securities Laws (as defined below); and

(ii)	as to the Nominating Shareholder giving the notice, full particulars of any proxy, contract, arrangement, agreement, understanding or relationship pursuant to which such Nominating Shareholder has a right to vote or direct the voting of any shares of the Corporation and any other information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws (as defined below).

(e)	The Corporation may require any proposed nominee to furnish such other information, including a written consent to act, as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(f)	No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the provisions of this paragraph 29; provided, however, that nothing in this paragraph 29 shall be deemed to preclude discussion by a shareholder (as distinct from nominating directors) at a meeting of shareholders of any matter in respect of which it would have been entitled to submit a proposal pursuant to the provisions of the Act. The chairperson of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded.

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(g)	For the purposes of this paragraph 29:

(i)	“public announcement” shall mean disclosure in a release reported by a national news service in Canada or the United States, or in a document publicly filed by the Corporation under its profile on the Electronic Data Gathering, Analysis, and Retrieval system at www.sec.gov/edgar or the System of Electronic Document Analysis and Retrieval at www.sedar.com, as applicable; and

(ii)	“Applicable Securities Laws” means the applicable securities legislation of each relevant province and territory of Canada or the United States or any state thereof, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notice of the securities commission and similar regulatory authority of each province and territory of Canada or the United States or any state thereof.

(h)	Notwithstanding any other provision of the by-laws, notice given to the secretary of the Corporation pursuant to this paragraph 29 may only be given by personal delivery, facsimile transmission or by email (at such email address as stipulated from time to time by the secretary of the Corporation for purposes of this notice), and shall be deemed to have been given and made only at the time it is served by personal delivery, email (at the address as aforesaid) or sent by facsimile transmission (provided that receipt of confirmation of such transmission has been received) to the secretary at the address of the principal executive offices of the Corporation; provided that if such delivery or electronic communication is made on a day which is not a business day or later than 5 p.m. (Calgary time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the subsequent day that is a business day.

MEETING BY TELEPHONE

30.	Directors and Shareholders – Subject to the provisions of the Business Corporations Act, a director may participate in a meeting of the board or of a committee of the board and a shareholder or any other person entitled to attend a meeting of shareholders may participate in a meeting of shareholders by electronic means, telephone or other communication facilities that permit all persons participating in any such meeting to hear or otherwise communicate with each other.

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INDEMNIFICATION

31.	Indemnification of Directors and Officers – The Corporation may indemnify a director or officer of the Corporation, a former director or officer of the Corporation or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives to the extent permitted by the Business Corporations Act.

32.	Indemnity of Others – Except as otherwise required by the Business Corporations Act and subject to paragraph 31, the Corporation may from time to time indemnify and save harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, agent of or participant in another body corporate, partnership, joint venture, trust or other enterprise, against expenses (including legal fees), judgments, fines and any amount actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted honestly and in good faith with a view to the best interests of the Corporation and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction shall not, of itself, create a presumption that the person did not act honestly and in good faith with a view to the best interests of the Corporation and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had no reasonable grounds for believing that his conduct was lawful.

33.	Right of Indemnity Not Exclusive – The provisions for indemnification contained in the by-laws of the Corporation shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, vote of shareholders or directors or otherwise, both as to action in his official capacity and as to action in another capacity, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and legal representatives of such a person.

34.	No liability of Directors or Officers for Certain Matters – To the extent permitted by law, no director or officer of the Corporation shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee or for joining in any receipt or act for conformity or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Corporation shall be placed out or invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or body corporate with whom or which any moneys, securities or other assets belonging to the Corporation shall be lodged or deposited or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Corporation or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his failure to act honestly and in good faith with a view to the best interests of the Corporation and in connection therewith to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. If any director or officer of the Corporation shall be employed by or shall perform services for the Corporation otherwise than as a director or officer or shall be a member of a firm or a shareholder, director or officer of a body corporate which is employed by or performs services for the Corporation, the fact of his being a director or officer of the Corporation shall not disentitle such director or officer or such firm or body corporate, as the case may be, from receiving proper remuneration for such services.

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DIVIDENDS

35.	Dividends – Subject to the provisions of the Business Corporations Act, the board may from time to time declare dividends payable to the shareholders according to their respective rights and interests in the Corporation. Dividends may be paid in money or property or by issuing fully paid shares of the Corporation.

36.	Dividend Cheques – A dividend payable in cash shall be paid by cheque drawn on the Corporation’s bankers or one of them to the order of each registered holder of shares of the class or series in respect of which it has been declared and mailed by prepaid ordinary mail to such registered holder at his recorded address, unless such holder otherwise directs. In the case of joint holders the cheque shall, unless such joint holders otherwise direct, be made payable to the order of all such joint holders and mailed to them at their recorded address. The mailing of such cheque as aforesaid, unless the same is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold.

37.	Non-Receipt of Cheques – In the event of non-receipt of any dividend cheque by the person to whom it is sent as aforesaid, the Corporation shall issue to such person a replacement cheque for a like amount on such terms as to indemnify, reimbursement of expenses and evidence of non-receipt and of title as the board may from time to time prescribe, whether generally or in any particular case.

38.	Unclaimed Dividends – Any dividend unclaimed after a period of six years from the date on which the same has been declared to be payable shall be forfeited and shall revert to the Corporation.

BANKING ARRANGEMENTS, CONTRACTS, DIVISIONS ETC.

39.	Banking Arrangements – The banking business of the Corporation, or any part thereof, shall be transacted with such banks, trust companies or other financial institutions as the board may designate, appoint or authorize from time to time by resolution and all such banking business, or any part thereof, shall be transacted on the Corporation’s behalf by such one or more officers and/or other persons as the board may designate, direct or authorize from time to time by resolution and to the extent therein provided.

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40.	Execution of Instruments – Contracts, documents or instruments in writing requiring execution by the Corporation may be signed by any one director or officer, and all contracts, documents or instruments in writing so signed shall be binding upon the Corporation without any further authorization or formality. The board is authorized from time to time by resolution to appoint any officer or officers or any other person or persons on behalf of the Corporation to sign and deliver either contracts, documents or instruments in writing generally or to sign either manually or by facsimile signature and/or counterpart signature and deliver specific contracts, documents or instruments in writing. The term “contracts, documents or instruments in writing” as used in this by-law shall include deeds, mortgages, charges, conveyances, powers of attorney, transfers and assignments of property of all kinds (including specifically, but without limitation, transfers and assignments of shares, warrants, bonds, debentures or other securities), share certificates, warrants, bonds, debentures and other securities or security instruments of the Corporation and all paper writings.

41.	Voting Rights in Other Bodies Corporate – The signing officers of the Corporation may execute and deliver proxies and arrange for the issuance of voting certificates or other evidence of the right to exercise the voting rights attaching to any securities held by the Corporation. Such instruments shall be in favour of such persons as may be determined by the officers executing or arranging for the same. In addition, the board may from time to time direct the manner in which and the persons by whom any particular voting rights or class of voting rights may or shall be exercised.

42.	Creation and Consolidation of Divisions – The board may cause the business and operations of the Corporation or any part thereof to be divided or to be segregated into one or more divisions upon such basis, including without limitation, character or type of operation, geographical territory, product manufactured or service rendered, as the board may consider appropriate in each case. The board may also cause the business and operations of any such division to be further divided into sub-units and the business and operations of any such divisions or sub-units to be consolidated upon such basis as the board may consider appropriate in each case.

43.	Name of Division – Any division or its sub-units may be designated by such name as the board may from time to time determine and may transact business, enter into contracts, sign cheques and other documents of any kind and do all acts and things under such name. Any such contracts, cheque or document shall be binding upon the Corporation as if it had been entered into or signed in the name of the Corporation.

44.	Officers of Divisions – From time to time the board or a person designated by the board, may appoint one or more officers for any division, prescribe their powers and duties and settle their terms of employment and remuneration. The board or a person designated by the board, may remove at its or his pleasure any officer so appointed, without prejudice to such officers rights under any employment contract. Officers of divisions or their sub-units shall not, as such be officers of the Corporation.

MISCELLANEOUS

45.	Invalidity of Any Provisions of This By-Law – The invalidity or unenforceability of any provision of this by-law shall not affect the validity or enforceability of the remaining provisions of this by-law.

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46.	Omissions and Errors – The accidental omission to give any notice to any shareholder, director, officer or auditor or the non-receipt of any notice by any shareholder, director, officer or auditor or any error in any notice not affecting the substance thereof shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise founded thereon.

INTERPRETATION

47.	Interpretation – In this by-law and all other by-laws of the Corporation words importing the singular number only shall include the plural and vice versa; words importing the masculine gender shall include the feminine and neuter genders; words importing persons shall include an individual, partnership, association, body corporate, executor, administrator or legal representative and any number or aggregate of persons; “articles” include the original or restated articles of incorporation, articles of amendment, articles of amalgamation, articles of continuance, articles of reorganization, articles of arrangement and articles of revival; “board” shall mean the board of directors of the Corporation; “Business Corporations Act” shall mean the Business Corporations Act (Alberta), R.S.A. 2000, c. B-9, as amended from time to time, or any Act that may hereafter be substituted therefor; “meeting of shareholders” shall mean and include an annual meeting of shareholders and a special meeting of shareholders of the Corporation; and “signing officers” means any person authorized to sign on behalf of the Corporation pursuant to paragraph 40.

ENACTED by resolution of the directors of the Corporation passed on April 10, 2022.

/s/ Daniel B. O’Brien
Name:	Daniel B. O’Brien
Title:	Chief Executive Officer

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